Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Jeff Beckman
mpoole@hersheys.com	jbeckman@hersheys.com

Hershey Reports Second-Quarter 2020 Financial Results;
Provides 2020 Business Update

HERSHEY, Pa., July 23, 2020 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the second quarter ended June 28, 2020.

Second-Quarter 2020 Financial Results Summary1
•Consolidated net sales of $1,707.3 million, a decrease of 3.4%.
•Organic, constant currency net sales decreased 3.5%.
•The net impact of acquisitions and divestitures on net sales was a 0.8 point benefit, while foreign currency exchange was a 0.7 point headwind.
•Reported net income of $268.9 million, or $1.29 per share-diluted, a decrease of 12.8%.
•Adjusted earnings per share-diluted of $1.31, flat versus the same period a year ago.
1 All comparisons for the second quarter of 2020 are with respect to the second quarter ended June 30, 2019

“We delivered profitable sales growth in North America in the second quarter despite the increased complexities presented by the COVID-19 pandemic. Our iconic brands and great execution enabled us to gain 225 basis points of confectionery market share. In addition, strong cost management enabled us to offset many of the COVID-19 related financial pressures and deliver adjusted earnings per share in line with last year,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “I could not be prouder of how the company focused its time and resources on our employees' physical, emotional and economic well-being while serving the needs of our customers, consumers and communities during this difficult time. We are encouraged by the improvements in our business performance and the momentum we have exiting the second quarter. We believe our great brands, advantaged margin structure, strong supply chain, and agile investment mindset will enable us to deliver solid stockholder returns going forward.”

2020 Full-Year Financial Outlook Summary
The operating environment continues to evolve, and the company’s performance improved over the course of the second quarter. The impact of recent spikes in coronavirus cases on consumer mobility, retail operations, government regulations, and the macroeconomic environment, however, remains unclear. As a result, the company is not providing new fiscal 2020 guidance at this time.

The company does expect accelerated sales growth in the second half of the year based on momentum exiting the second quarter, assuming no significant disruption to current consumer trends. The company also expects pricing and cost management to drive margin expansion in the second half of the year. We remain confident that our healthy balance sheet and strong cash flow will enable us to meet current business needs, invest for the future and return cash to stockholders.

In the North America segment, the company expects stronger second half sales growth driven by continued elevated at-home consumption, price realization, the replenishment of retailer and distributor inventory levels, and recovering sales in food service and specialty retail channels. The company does not currently expect seasonal performance to have a material effect on second half financial results, though the ramifications of a resurgence of COVID-19 cases on consumer participation in seasonal activities and the resulting retail impact remains uncertain.

In the International and Other segment, the company expects a slower recovery given current travel, retail, government and macroeconomic trends. Sales trends are expected to improve versus the second quarter; however, will fall short in the second half versus the prior year by double digits.

The company expects:
•An adjusted effective tax rate of approximately 16 to 17 percent; and
•Total cash returns to stockholders of approximately $800 million, comprised of dividends of approximately $650 million and share repurchases of $150 million completed earlier this year.

In addition, the company now expects foreign currency exchange to be a 70 basis point headwind on full year net revenue based on current exchange rates.

The company reaffirms its long-term financial objectives and capital allocation priorities remain unchanged.

Second-Quarter 2020 Results
Consolidated net sales were $1,707.3 million in the second quarter of 2020 versus $1,767.2 million in the year ago period, a decrease of 3.4%. Volume was a 7.0 point headwind, driven by COVID-19 pressures in the company's International and Other segment and price elasticity in North America. Foreign currency exchange was a 0.7 point headwind. Price realization partially offset these declines, providing 3.5 points of net benefit for the second quarter. The net impact of acquisitions and divestitures was a 0.8 point benefit driven by the acquisition of ONE Brands.

The company’s second-quarter 2020 results, as prepared in accordance with U.S. generally accepted accounting principles (GAAP), included items positively impacting comparability of $3.8 million, or $0.02 per share-diluted, as outlined in the table below. For the second quarter of 2019, items negatively impacting comparability totaled $39.7 million, or $0.17 per share-diluted.

Reported gross margin was 46.4% in the second quarter of 2020, compared to 49.5% in the second quarter of 2019, a decrease of 310 basis points. The decline reflects a higher derivative mark-to-market commodity gain in the prior period. Adjusted gross margin was 46.4% in the second quarter of 2020, compared to 46.5% in the second quarter of 2019, a decrease of 10 basis points as price realization gains were more than offset by incremental COVID-19 manufacturing costs and unfavorable mix.

Selling, marketing and administrative expenses decreased 9.9% in the second quarter of 2020 versus the second quarter of 2019 driven by media cost efficiencies and brand investment optimization related to COVID-19. Advertising and related consumer marketing expenses decreased 14.0% in the second quarter of 2020 versus the same period last year driven by media cost efficiencies and select brand investment optimization related to COVID-19 sales trends. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, decreased 7.6% versus the second quarter of 2019. This decrease was driven by savings in travel and meeting expenses due to COVID-19 related travel restrictions and lower incentive compensation costs.

Second-quarter 2020 reported operating profit of $383.4 million decreased 6.5% versus the second quarter of 2019, resulting in an operating profit margin of 22.5%, a decrease of 70 basis points. This decrease was driven by lower gross profit due to the previously mentioned higher derivative mark-to-market commodity gain in the prior period. Adjusted operating profit of $386.1 million increased 4.4% versus the second quarter of 2019. This resulted in an adjusted operating profit margin of 22.6%, an increase of 170 basis points versus the second quarter of 2019 as strong corporate and operational cost management more than offset incremental COVID-19 costs.

The effective tax rate in the second quarter of 2020 was 19.8%, an increase of 610 basis points versus the second quarter of 2019. The adjusted tax rate in the second quarter of 2020 was 19.4%, an increase of 460 basis points versus the second quarter of 2019. Both the effective and adjusted tax rate increases were driven by a prior year benefit recognized in conjunction with valuation allowance releases in select international markets.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019

Derivative Mark-to-Market Losses (Gains)	$0.5	$(53.5)	$—	$(0.25)
Business Realignment Activities	1.3	6.4	0.01	0.03
Acquisition-Related Activities	(0.6)	2.3	—	0.01
Pension Settlement Charges Relating to Company-Directed Initiatives	1.9	—	0.01	—
Long-Lived Asset Impairment Charges	1.6	4.7	—	0.02
Noncontrolling Interest Share of Business Realignment and Impairment Charges	(0.9)	0.4	(0.01)	—
Tax effect of all adjustments reflected above	—	—	0.01	0.02
	$3.8	$(39.7)	$0.02	$(0.17)

The following are comments about segment performance for the second quarter of 2020 versus the year-ago period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America (U.S. and Canada)
Hershey’s North America net sales were $1,583.8 million in the second quarter of 2020, an increase of 1.0% versus the same period last year. Price realization was a 4.2 point benefit and the net impact of acquisitions and divestitures was a 0.8 point benefit. Volume and foreign currency exchange were a 3.8 point and 0.2 point headwind, respectively.

Total Hershey U.S. retail takeaway for the 12 weeks ended June 28, 20204 in the expanded multi-outlet combined plus convenience store channels (IRI MULO + C-Stores) increased 4.1% versus the prior-year period. Hershey’s U.S. candy, mint and gum retail takeaway increased 3.2%, resulting in a category market share gain of 225 basis points. Sales for Hershey's baking items, including peanut butter, syrup, chips, and cocoa grew 41%, contributing a point to the company's overall U.S. retail takeaway.

Gross margin expanded 20 basis points as strong net price realization more than offset incremental COVID-19 manufacturing costs and unfavorable mix. North America advertising and related consumer marketing expenses decreased by 10.8% in the second quarter of 2020 versus the same period last year driven by media cost efficiencies and brand investment optimization related to COVID-19. These gross margin gains and prudent cost management resulted in a segment income increase of 5.7% to $497.6 million in the second quarter of 2020, compared to $470.9 million in the second quarter of 2019.
4 Includes candy, mint, gum, salty snacks, and grocery items

International and Other
Second-quarter 2020 net sales for Hershey’s International and Other segment decreased 38.0% versus the same period last year to $123.5 million. Constant currency net sales declined 33.4%, excluding a 4.6 point headwind from foreign currency exchange rates. Volume was a 31.3 point headwind, as consumer mobility and economic security as well as retail operations were significantly impacted by COVID-19. Price realization was also a headwind, further contributing 2.1 points to the decline for the quarter. The closure of the company's owned retail locations for the quarter, as well as large declines in air travel further negatively impacted overall segment results. Combined net sales in the company's strategic focus markets (Mexico, Brazil, India and China) decreased approximately 42.9%. Excluding an 11.1 point headwind from foreign currency exchange rates, combined organic constant currency net sales in Mexico, Brazil, India and China declined approximately 31.8%.

The International and Other segment reported a $4.0 million loss in the second quarter of 2020, reflecting a 118.3% decrease versus the prior period. Profit declines were driven by the COVID-19 related sales declines, which were partially offset by marketing and overhead cost optimization.

A reconciliation between reported net sales growth rates and (i) constant currency net sales growth rates and (ii) organic constant currency net sales growth rates is provided below:

	Three Months Ended June 28, 2020
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions and Divestitures	Percentage Change on Organic Constant Currency Basis
Mexico	(54.5)%	(10.2)%	(44.3)%	—%	(44.3)%
Brazil	(38.8)%	(22.8)%	(16.0)%	—%	(16.0)%
India	(26.4)%	(6.0)%	(20.4)%	—%	(20.4)%
China	(31.2)%	(2.6)%	(28.6)%	—%	(28.6)%
Total Strategic Focus Markets	(42.9)%	(11.1)%	(31.8)%	—%	(31.8)%

Unallocated Corporate Expense
Hershey's unallocated corporate expense in the second quarter of 2020 was $107.5 million, a decrease of $15.4 million, or 12.5% versus the same period of 2019. This decrease was driven by savings in travel and meeting expenses related to COVID-19 travel restrictions and lower incentive compensation costs.

Live Webcast
At approximately 7:00 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its second quarter 2020 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the company's website.

Note: In this release, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including business realignment activities, acquisition-related activities, pension settlement charges relating to company-directed initiatives, long-lived asset impairment charges, and gains and losses associated with mark-to-market commodity derivatives. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	June 28, 2020	June 30, 2019
Reported gross profit	$792,552	$874,744
Derivative mark-to-market losses (gains)	487	(53,552)
Non-GAAP gross profit	$793,039	$821,192

Reported operating profit	$383,373	$410,070
Derivative mark-to-market losses (gains)	487	(53,552)
Business realignment activities	1,275	6,378
Acquisition-related activities	(612)	2,326
Long-lived asset impairment charges	1,600	4,741
Non-GAAP operating profit	$386,123	$369,963

Reported provision for income taxes	$66,035	$49,898
Derivative mark-to-market losses (gains)*	(902)	(4,541)
Business realignment activities*	268	1,897
Acquisition-related activities*	(141)	557
Pension settlement charges relating to Company-directed initiatives*	460	—
Non-GAAP provision for income taxes	$65,720	$47,811

Reported net income	$268,901	$312,840
Derivative mark-to-market losses (gains)	1,389	(49,011)
Business realignment activities	1,007	4,481
Acquisition-related activities	(471)	1,769
Pension settlement charges relating to Company-directed initiatives	1,481	—
Long-lived asset impairment charges	1,600	4,741
Noncontrolling interest share of business realignment and impairment charges	(875)	417
Non-GAAP net income	$273,032	$275,237

Reported EPS - Diluted	$1.29	$1.48
Derivative mark-to-market losses (gains)	—	(0.25)
Business realignment activities	0.01	0.03
Acquisition-related activities	—	0.01
Pension settlement charges relating to Company-directed initiatives	0.01	—
Long-lived asset impairment charges	—	0.02
Noncontrolling interest share of business realignment and impairment charges	(0.01)	—
Tax effect of all adjustments reflected above**	0.01	0.02
Non-GAAP EPS - Diluted	$1.31	$1.31

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company's quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for Non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	June 28, 2020	June 30, 2019
As reported gross margin	46.4%	49.5%
Non-GAAP gross margin (1)	46.4%	46.5%

As reported operating profit margin	22.5%	23.2%
Non-GAAP operating profit margin (2)	22.6%	20.9%

As reported effective tax rate	19.8%	13.7%
Non-GAAP effective tax rate (3)	19.4%	14.8%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

A reconciliation between reported net sales growth rates and (i) constant currency net sales growth rates and (ii) organic constant currency net sales growth rates is provided below:

	Three Months Ended June 28, 2020
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions and Divestitures	Percentage Change on Organic Constant Currency Basis
North America segment
Canada	6.4%	(3.7)%	10.1%	—%	10.1%
Total North America segment	1.0%	(0.2)%	1.2%	0.8%	0.4%

International and Other segment
Mexico	(54.5)%	(10.2)%	(44.3)%	—%	(44.3)%
Brazil	(38.8)%	(22.8)%	(16.0)%	—%	(16.0)%
India	(26.4)%	(6.0)%	(20.4)%	—%	(20.4)%
China	(31.2)%	(2.6)%	(28.6)%	—%	(28.6)%
AEMEA Markets	(12.2)%	—%	(12.2)%	—%	(12.2)%
Total International and Other segment	(38.0)%	(4.6)%	(33.4)%	—%	(33.4)%

Total Company	(3.4)%	(0.7)%	(2.7)%	0.8%	(3.5)%

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative Mark-to-Market Losses (Gains): The mark-to-market losses (gains) on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding losses (gains) are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the first quarter of 2017, we commenced the Margin for Growth Program to drive continued net sales, operating income and earnings per share-diluted growth over the next several years. This program is focused on improving global efficiency and effectiveness, optimizing the company’s supply chain, streamlining the company’s operating model and reducing administrative expenses to generate long-term savings. During the second quarter of 2020 and 2019, business realignment charges related primarily to severance expenses and third-party costs related to this program.

Acquisition-Related Activities: During the second quarter of 2020, we recognized a positive adjustment due to current year divestiture activity, partially offset by costs related to the integration of the 2019 acquisition of ONE Brands, LLC. Costs incurred during the second quarter of 2019 related to the integration of the 2018 acquisitions of Amplify Snack Brands, Inc. and Pirate Brands.

Pension Settlement Charges Relating to Company-Directed Initiatives: During the second quarter of 2020, settlement charges in our hourly defined benefit plan were triggered as a result of lump sum withdrawals by employees retiring or leaving the Company under a voluntary separation plan included within our Margin for Growth Program.

Long-Lived Asset Impairment Charges: During the second quarter of 2020, we recorded impairment charges to adjust long-lived asset values associated with our Lotte Shanghai Foods Co., Ltd. disposal group.

Noncontrolling Interest Share of Business Realignment and Impairment Charges: Certain of the business realignment and impairment charges recorded in connection with the Margin for Growth Program related to a joint venture in which we own a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the income (loss) attributed to the noncontrolling interest.

Tax Effect of All Adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: risks related to the impact of the COVID-19 global pandemic on our business, suppliers, distributors, consumers, customers, and employees; the scope and duration of the pandemic; government actions and restrictive measures implemented in response to the pandemic, including the continuation of social distancing guidelines and stay at home orders; disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; the company’s ability to successfully execute business continuity plans to address the COVID-19 pandemic and resulting changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce; our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2020, and our Current Report on Form 8-K filed on May 27, 2020. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended June 28, 2020 and June 30, 2019
(unaudited) (in thousands except per share amounts)

			Second Quarter		Six Months
			2020	2019	2020	2019

Net sales			$1,707,329	$1,767,217	$3,744,646	$3,783,705
Cost of sales			914,777	892,473	2,085,472	2,016,457
Gross profit			792,552	874,744	1,659,174	1,767,248

Selling, marketing and administrative expense			408,949	453,793	884,333	907,366
Long-lived and intangible asset impairment charges			1,600	4,741	9,143	4,741
Business realignment (benefits) costs			(1,370)	6,140	(475)	6,202

Operating profit			383,373	410,070	766,173	848,939
Interest expense, net			38,079	33,776	74,334	71,234
Other (income) expense, net			11,217	13,125	22,750	18,602

Income before income taxes			334,077	363,169	669,089	759,103
Provision for income taxes			66,035	49,898	132,264	141,951

Net income including noncontrolling interest			268,042	313,271	536,825	617,152

Less: Net (loss) income attributable to noncontrolling interest			(859)	431	(3,213)	(46)
Net income attributable to The Hershey Company			$268,901	$312,840	$540,038	$617,198

Net income per share	- Basic	- Common	$1.33	$1.54	$2.66	$3.03
	- Diluted	- Common	$1.29	$1.48	$2.58	$2.93
	- Basic	- Class B	$1.21	$1.39	$2.41	$2.75

Shares outstanding	- Basic	- Common	147,635	149,025	147,954	148,864
	- Diluted	- Common	209,070	210,817	209,596	210,568
	- Basic	- Class B	60,614	60,614	60,614	60,614

Key margins:
Gross margin			46.4%	49.5%	44.3%	46.7%
Operating profit margin			22.5%	23.2%	20.5%	22.4%
Net margin			15.7%	17.7%	14.4%	16.3%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended June 28, 2020 and June 30, 2019
(unaudited) (in thousands of dollars)

	Second Quarter			Six Months
	2020	2019	% Change	2020	2019	% Change
Net sales:
North America	$1,583,787	$1,568,040	1.0%	$3,428,608	$3,374,998	1.6%
International and Other	123,542	199,177	(38.0)%	316,038	408,707	(22.7)%
Total	$1,707,329	$1,767,217	(3.4)%	$3,744,646	$3,783,705	(1.0)%

Segment income (loss):
North America	$497,587	$470,898	5.7%	$1,079,142	$1,035,659	4.2%
International and Other	(3,969)	21,944	(118.1)%	12,035	42,187	(71.5)%
Total segment income	493,618	492,842	0.2%	1,091,177	1,077,846	1.2%
Unallocated corporate expense (1)	107,495	122,879	(12.5)%	233,576	237,383	(1.6)%
Mark-to-market adjustment for commodity derivatives (2)	487	(53,552)	(100.9)%	82,241	(25,585)	(421.4)%
Long-lived and intangible asset impairment charges	1,600	4,741	(66.3)%	9,143	4,741	92.8%
Costs associated with business realignment initiatives	1,275	6,378	(80.0)%	2,170	6,862	(68.4)%
Acquisition-related activities	(612)	2,326	(126.3)%	1,024	5,506	(81.4)%
Gain on sale of other assets	—	—	NM	(3,150)	—	NM
Operating profit	383,373	410,070	(6.5)%	766,173	848,939	(9.7)%
Interest expense, net	38,079	33,776	12.7%	74,334	71,234	4.4%
Other (income) expense, net	11,217	13,125	(14.5)%	22,750	18,602	22.3%
Income before income taxes	$334,077	$363,169	(8.0)%	$669,089	$759,103	(11.9)%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Net losses (gains) on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Second Quarter		Six Months
	2020	2019	2020	2019
Segment income (loss) as a percent of net sales:
North America	31.4%	30.0%	31.5%	30.7%
International and Other	(3.2)%	11.0%	3.8%	10.3%

The Hershey Company
Consolidated Balance Sheets
as of June 28, 2020 and December 31, 2019
(in thousands of dollars)

Assets	June 28, 2020	December 31, 2019
	(unaudited)
Cash and cash equivalents	$1,165,331	$493,262
Accounts receivable - trade, net	540,398	568,509
Inventories	999,380	815,251
Prepaid expenses and other	197,835	240,080

Total current assets	2,902,944	2,117,102

Property, plant and equipment, net	2,165,346	2,153,139
Goodwill	1,979,002	1,985,955
Other intangibles	1,314,332	1,341,166
Other assets	524,687	512,000
Deferred income taxes	24,760	31,033

Total assets	$8,911,071	$8,140,395

Liabilities and Stockholders' Equity

Accounts payable	$530,042	$550,828
Accrued liabilities	643,938	702,372
Accrued income taxes	54,091	19,921
Short-term debt	198,299	32,282
Current portion of long-term debt	788,448	703,390

Total current liabilities	2,214,818	2,008,793

Long-term debt	4,091,211	3,530,813
Other long-term liabilities	643,847	655,777
Deferred income taxes	205,106	200,018

Total liabilities	7,154,982	6,395,401

Total stockholders' equity	1,756,089	1,744,994

Total liabilities and stockholders' equity	$8,911,071	$8,140,395